Exhibit 99.1

News Release	Corporate Communications	Phone: 952-351-3087
	MN01-1030	Fax: 952-351-3009
5050 Lincoln Drive
Edina, MN 55436

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell

Steve Wold

Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve.wold@atk.com

ATK REALIGNS OPERATIONS TO POSITION BUSINESSES MORE CLOSELY ALONG MARKET AREAS AND ENHANCE EFFICIENCIES

ATK INCREASES FY07 EPS AND SALES GUIDANCE AND CONFIRMS OPERATING CASH GUIDANCE

FY06 EPS AND OPERATING CASH GUIDANCE REVISED TO REFLECT DEBT RESTRUCTURING COSTS

MINNEAPOLIS, March 13 — Alliant Techsystems Inc. (NYSE: ATK - News) announced today a realignment of its operations as part of a continuing strategy to more closely position its businesses along market areas and enhance operating efficiencies.

The company also announced the appointment of John Shroyer to serve as Chief Financial Officer of ATK and issued revised financial guidance for FY06 and FY07.

Operations aligned under three business groups

Under the realignment, which becomes effective April 1, ATK will conduct its operations under three business groups: Mission Systems, Launch Systems, and Ammunition Systems.

The new Mission Systems Group will comprise the businesses previously operated by the Precision Systems Group, the Advanced Propulsion and Space Systems Group, and ATK Mission Research. Operations will be conducted within five divisions: Advanced Weapons, Space Systems and Sensors, Propulsion and Controls, Integrated Systems, and Tactical Systems. The group will have annual sales in excess of $1.3 billion and approximately 5,000 employees working at facilities in 18 states. The President of the Mission Systems Group will be announced on April 5.

The Launch Systems Group comprises the operations of ATK Thiokol as well as several missile defense propulsion and launch vehicle programs previously managed by the Advanced Propulsion and Space Systems Group. Ron Dittemore, who has served as President of ATK Thiokol since 2004, will lead the Launch Systems Group, whose new name more closely reflects its growing position as a systems-level provider of space launch platforms. With annual sales in excess of $900 million and more than 4,300 employees, the group will conduct its operations across three divisions: Space Launch Systems, Strategic and Commercial Systems, and Advanced Strategic Programs.

The Ammunition Systems Group will operate the same businesses it has as the ATK Ammunition Group, but under a new name that reflects its expanding systems-level work in military and commercial ammunition. Mark DeYoung will continue to serve as President of the group, which operates across three divisions: Lake City Ammunition, Ammunition and Energetics, and Civil Ammunition. The Ammunition Systems Group has annual sales in excess of $1.1 billion and more than 5,500 employees.

Effective April 1, John Shroyer will become Chief Financial Officer for ATK, with responsibility for finance, audit, treasury, tax, and risk management. Shroyer will replace Eric Rangen, who will be departing ATK for other business opportunities. Rangen completes five years as a key participant in the execution of ATK’s growth strategy. The company is grateful for his many contributions.

Blake Larson, currently President of ATK Advanced Propulsion and Space Systems Group, will become Executive Vice President of the new Mission Systems Group. Thomas Wilson, currently President of ATK Precision Systems Group, will become Senior Vice President, Combatant Command Relations. Wilson will be responsible for establishing a senior ATK presence in the Tidewater, Virginia area to gain better alignment between ATK capabilities and the requirements that flow from the training and combatant commands.

Shroyer, who has been Vice President of ATK Operations since 2005, will bring to his new position a strong combination of finance and operations leadership experience gained over the course of a 20-year career with ATK and Honeywell. Shroyer concurrently serves as President, ATK Mission Research. He previously served as Vice President and General Manager, ATK Ordnance Systems, and President, ATK Tactical Systems, both divisions within the Precision Systems Group. He was also Vice President of Finance for ATK Tactical Systems. In addition, he has held a series of accounting, finance, and program management positions in ATK’s international, precision fuze, and tactical systems businesses.

FY07 and FY06 Financial Guidance

ATK is increasing FY07 revenue and earnings per share guidance due to greater visibility into sales as a result of the U.S. government’s FY06 supplemental defense budget authorization and efficiencies expected to be gained from the business realignment.

FY07 sales guidance is increased to $3.35 billion from the previous expectation of more than $3.3 billion. Earnings per share guidance is raised to between $4.75 and $4.90 from the previous range of between $4.65 and $4.80. The company is confirming FY07 operating cash guidance in excess of $240 million.

As previously announced, ATK has issued a tender offer and consent solicitation for its 8-1/2 percent outstanding senior subordinated notes due in 2011, to be replaced with new senior subordinated notes. The new notes are scheduled to mature in 2016 and carry an interest rate of 6-3/4 percent. The company anticipates after-tax charges related to the tender premium and swap terminations related to this transaction to total approximately $21 million or 57 cents per share, and is revising its FY06 guidance accordingly.

The company now projects FY06 EPS to be between $3.98 and $4.01, compared with a prior expectation of between $4.55 and $4.58. Operating cash guidance is revised to $225 million versus previous guidance of $240 million, reflecting swap terminations and accelerated interest payments in conjunction with the tender offer, offset by stronger operating performance.

The company is confirming guidance for FY06 sales of approximately $3.1 billion and capital expenditures of approximately $70 million.

ATK is a $3.1 billion advanced weapon and space systems company employing approximately 15,000 people in 23 states. News and information can be found on the Internet at http://www.atk.com .

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